                                                                    EXHIBIT 99.1

            NovaStar Financial, Inc. Announces Reduction in Workforce

KANSAS CITY,  Mo. - August 17, 2007 - NovaStar  Financial,  Inc.  (NYSE:NFI),  a
residential mortgage lender and portfolio investor,  today announced a reduction in workforce to align its organization  and costs with an expected  reduction in loan originations.  The employment reduction affects  approximately 500 persons, about 37 percent  of the  Company's  workforce.  Subject  to  completion  of the necessary legal notices and requirements,  implementation will begin immediately and conclude during the fourth quarter of 2007.  NovaStar  continues to meet all loan commitments,  and its servicing and portfolio management  organizations are not affected by the reduction.

Lance Anderson, President of NovaStar,  commented: "During this challenging time in the housing market,  NovaStar continues to honor its commitments while taking steps to adapt to  industry-wide  credit  conditions and  disruptions in capital markets.  Our decision to reduce employment is painful but is required by market conditions and financial  discipline.  As we disclosed  previously,  the tighter guidelines  and adjusted  pricing we have adopted will reduce loan  originations until the secondary  market shows signs of normalizing.  This reduction in force includes  stepping  back  temporarily  from  pursuing new loans in the wholesale market, a decision we are also seeing among some of our peer companies. For now, we believe this is the right thing to do  economically.  Our retail channel will be the dominant source of new loans in the coming months. We will follow through on the funding of loans already  approved  through the  wholesale  channel."

The reduction in workforce will affect  NovaStar's  headquarters  in Kansas City and will lead to closing wholesale operation centers in California and Ohio.

David A. Pazgan, who has led the Company's wholesale lending  organization since
2004,  most  recently  as  President  and  CEO of  NovaStar  Mortgage,  Inc.  (a
subsidiary  of  NovaStar  Financial),  will  leave  the  company  as part of the workforce  reduction.  "Dave  is a  dynamic  leader  who  has  made  many  great contributions  since joining us 10 years ago. We will miss him, and wish him the very best in his future  endeavors,"  Mr.  Anderson  said.  His duties as CEO of
NovaStar Mortgage will be assumed by Mr. Anderson.

The Company estimates that the total pre-tax charge to earnings  associated with this plan of termination  will range between $17 million and $21 million,  which is expected to be incurred in the third quarter of 2007.

About NovaStar

NovaStar  Financial,  Inc.  (NYSE:  NFI) is a  specialty  finance  company  that
originates,   purchases,   securitizes,   sells   and   invests   in  loans  and
mortgage-backed  securities.  The Company  also  services a large  portfolio  of residential loans.  NovaStar is headquartered in Kansas City, Missouri,  and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

This Press Release  contains  forward-looking  statements  within the meaning of
Section  21E of the  Securities  Exchange  Act of 1934,  as  amended,  regarding management's beliefs, estimates,  projections,  and assumptions with respect to, among other things,  our future  operations,  business plans and strategies,  as well as industry  and market  conditions,  all of which are subject to change at any time without notice. Actual results and operations for any future period may vary  materially  from  those  projected  herein  and from  past  results.  Some important  factors that could cause  actual  results to differ  materially  from those anticipated include: our ability to manage and operate our business during this difficult period for the subprime  industry;  our ability to consummate our
recently  announced   transactions,   including  the  rights  offering  and  the
transactions  contemplated by the Standby Purchase  Agreement,  on their current terms;  our ability to generate and maintain  sufficient  liquidity on favorable terms; the size, frequency and structure of our securitizations;  our ability to originate  and sell  loans at a  profit;  impairments  on our  mortgage  assets;
increases in prepayment or default  rates on our mortgage  assets;  increases in loan repurchase requests;  changes in the types of products we offer;  inability
of  potential  borrowers  to  meet  our  underwriting  guidelines;   changes  in
assumptions  regarding estimated loan losses and fair value amounts; our ability to improve and maintain effective internal control over financial  reporting and disclosure controls and procedures in the future; finalization of the amount and terms of any severance  provided to terminated  employees;  finalization  of the accounting  impact of our previously  announced  reduction in workforce;  events impacting the subprime mortgage industry in general,  including events impacting our  competitors  and  liquidity  available to the industry;  the  initiation of margin  calls  under  our  credit  facilities;  the  ability  of  our  servicing operations  to maintain  high  performance  standards  and maintain  appropriate ratings from rating  agencies;  our ability to generate  acceptable  origination volume while maintaining an acceptable level of overhead;  residential  property values;  our  continued  status  as a REIT  and our  compliance  with  laws  and regulations applicable to REIT's;  interest rate fluctuations on our assets that differ  from our  liabilities;  our  ability to acquire  mortgage  insurance  at favorable  prices or at all; the outcome of  litigation  or  regulatory  actions pending against us or other legal contingencies;  our compliance with applicable local,  state and federal laws and  regulations or opinions of counsel  relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel  relating  thereto or court  decisions on our operations;
our ability to adapt to and implement technological changes; compliance with new accounting  pronouncements;  our  ability  to  successfully  integrate  acquired businesses or assets with our existing business;  the impact of general economic conditions;  and the risks that are from time to time  included  in our  filings with the SEC,  including  our  Annual  Report  on Form  10-K for the year  ended
December 31, 2006,  our  quarterly  reports on Form 10-Q for the periods  ending
March 31, 2007,  and June 30, 2007.  Other factors not presently  identified may also  cause  actual  results  to  differ.  Words  such as  "believe,"  "expect,"
"anticipate,"  "promise,"  "plan,"  and other  expressions  or words of  similar meanings,  as well as future  or  conditional  verbs  such as  "will,"  "would,"
"should," "could," or "may" are generally  intended to identify  forward-looking statements.  This  press  release  speaks  only as of its date and we  expressly disclaim any duty to update the information herein.

Media Relations Contact
Richard M. Johnson
913.649.8885

Investor Relations Contact
Jeffrey A. Gentle
816.237.7424